Exhibit 10.3
Second Amendment to the Employment Agreement
     SECOND AMENDMENT, dated as of, and effective, December 31, 2008 (this “Amendment”), to the Employment Agreement dated as of August 1, 2001, as amended effective as of October 31, 2006 (the “Agreement”) by and between Mafco Worldwide Corporation, formerly known as Pneumo Abex Corporation, a Delaware corporation (the “Company”) and Stephen G. Taub (the “Executive”).
     WHEREAS, the parties desire to amend the Agreement in certain respects; and agree that all other terms and conditions of the Agreement shall otherwise remain in place, except as expressly amended herein.
     NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree to amend the Agreement in the following respects, effective December 31, 2008:
     1. The forth sentence of Section 3.2 of the Agreement is amended and restated to read as follows:
“A performance bonus or other bonus, if either or both are earned in accordance with this Agreement, shall be paid on the March 15 of the calendar year next following the calendar year with respect to which such bonus was earned.”
2. A new Section 10.6 is added to read as follows:
     “10.6 Section 409A.
          10.6.1 This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.
          10.6.2 Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
          10.6.3 Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.
          10.6.4 Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, tax gross-up payment or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed or tax gross-up payment made after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, or, in the case of a tax gross-up payment, remits the related taxes, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.”
     3. Section 3.7 of the Agreement is amended by (A) changing “Promptly” in the first sentence thereof to “Thirty (30) days” and (B) adding the following to the end thereof:

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     “Notwithstanding anything to the contrary in this Section 3.7, a Change of Control hereunder shall not be an Annuitization Date hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.”
     4. In all other respects, the provisions of the Agreement shall remain in full force and effect.
     5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.
     6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Agreement to be executed and delivered as of December 31, 2008.

MAFCO WORLDWIDE CORPORATION
By:	/s/ Barry F. Schwartz
Barry F. Schwartz

By:	/s/ Stephen G. Taub
Stephen G. Taub